Exhibit 10.1

RETIREMENT AND CONSULTING AGREEMENT

THIS AGREEMENT is made as of January 25, 2010, by and between Williams-Sonoma, Inc., a California corporation (the “Company”), and Howard Lester (the “Executive”).

WHEREAS, Executive presently serves as the Company’s Chairman and Chief Executive Officer;

WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive’s proposed retirement and succession planning; and

WHEREAS, Executive has agreed to provide services to assist in the transition to a new Chief Executive Officer and to continue to be available to advise and consult as requested by the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1.    Executive’s Retirement.

(a)    Executive agrees to remain employed as the Company’s Chairman and Chief Executive Officer until the date of the Company’s 2010 annual shareholders’ meeting, presently expected to be May 26, 2010 (the “Retirement Date”). Effective as of the Retirement Date, Executive shall be deemed to have resigned his employment and all other positions with the Company and to have resigned from the Company’s Board of Directors (the “Board”).

(b)    From the Retirement Date through the end of the Consulting Period (as defined below), Executive shall serve as a consultant to the Company on the terms set forth in this Agreement.

(c)    Following the Retirement Date, Executive shall have the title of Chairman Emeritus.

(d)    Notwithstanding the foregoing, nothing in this Agreement changes the “at will” nature of Executive’s employment with the Company prior to the Retirement Date.

2.    Compensation Through Retirement Date. If Executive remains employed through the Retirement Date, Executive shall receive the following compensation through his Retirement Date:

(a)    Executive shall continue to be eligible to receive the employee benefits he currently receives, except as provided in Section 2(b).

(b)    Executive’s current base salary shall not change. Executive shall receive his bonus under the Company’s Bonus Plan for fiscal 2009 in the ordinary course. Executive shall not receive any bonus for fiscal 2010.

3.    Retirement from Service. In connection with Executive’s retirement on the Retirement Date and, with respect to any of the following compensation and benefits to which Executive is not currently entitled or that are not required by law, subject to Executive signing and letting become effective a general release of claims in the form attached hereto as Exhibit A (the “Release”) within the period of time specified therein:

(a)    On the Retirement Date, the Company shall pay Executive his unpaid base salary through the Retirement Date plus any accrued and unused vacation pay and floating holidays. The Company shall reimburse Executive for his business expenses incurred prior to the Retirement Date in accordance with Company policies.

(b)    On the Retirement Date, Executive’s participation in any Company employee benefit plans or programs (including without limitation any matching contributions under the Company’s 401(k) plan, life insurance premium programs and other medical programs and any car allowance or other personal benefits and perquisites) shall cease, except as otherwise expressly provided in this Agreement or in the applicable Company plan. For the avoidance of doubt, Executive shall not be eligible for severance benefits under any Company plan.

(c)    Nothing herein shall amend the Pre-2005 Executive Deferral Plan, and any amounts thereunder shall be paid to Executive at the time and on the terms set forth in such plan.

(d)    During his lifetime, Executive shall continue to receive employee discount privileges on the terms of the Company’s employee discount policy.

(e)    Within 30 days following the Retirement Date, the Company shall pay to Executive a lump sum amount of $175,000, less applicable tax withholding, representing the estimated costs of post-retirement health coverage through December 2012.

(f)    The Aircraft Lease Agreement between WHL Management LLC and the Company (the “Aircraft Agreement”) shall, notwithstanding Section 15 thereof, continue through May 16, 2011 (the “Lease Expiration Date”) on its existing monthly terms. Executive shall cause WHL Management LLC to give the Company the option to purchase the Aircraft (as defined in the Aircraft Agreement) on the Lease Expiration Date for $32 million, and the Company (upon approval by the Board) shall give WHL Management LLC written notice of its intent to exercise or not exercise such option prior to December 1, 2010.

(g)    Attached hereto as Exhibit B is a list of Executive’s stock options and stock-settled stock appreciation rights (together the “Stock Rights”) and restricted stock units (“RSUs”) outstanding on the date hereof (the Stock Rights and RSUs collectively being referred to as the “Existing Equity Awards”). Executive represents that Exhibit B is a correct and complete list of his Existing Equity Awards on the date of this Agreement. No changes shall be made to the terms of the Existing Equity Awards set forth in the applicable award agreement except as follows:

(i)    Any unvested Stock Rights shall become fully vested and exercisable on the Retirement Date, and the RSUs granted on October 28, 2008 shall become fully vested and settled on the Retirement Date. For the avoidance of doubt, each of the New Equity Grant (as defined below) and the LTP Grant (as defined on Exhibit B) shall not accelerate but shall continue to vest on the schedule set forth in the applicable award agreement.

(ii)    The exercise period of any Stock Right is not being amended. For the avoidance of doubt, Executive understands that any Stock Rights shall terminate, to the extent not exercised, no later than the date following the Retirement Date (which is generally 90 days) as is specified in the applicable award agreement – that is, the Retirement Date is the date of termination of employment under the agreements pertaining to the Stock Rights, to the extent such Stock Rights remain outstanding pursuant to their terms as of the Retirement Date.

(h)    Executive agrees to cooperate with the Company in connection with any litigation, whether pending as of the Retirement Date or future litigation, as reasonably requested by the Company. Following the Consulting Period, the Company will reimburse Executive for reasonable expenses incurred by him in connection with providing such assistance, within 30 days of the submission of the appropriate documentation to the Company.

4.    Compensation During Consulting Period. Subject to Executive signing and letting become effective the Release within the period of time specified therein:

(a)    During the Consulting Period, the Company shall pay Executive an annualized amount of $500,000 per year, payable in monthly installments for the number of months the Consulting Period remains in effect but in no event beyond December 31, 2012; provided that the first payment shall be made on the first business day following the date that is six months after the Retirement Date pursuant to Section 14(a) hereof.

(b)    The Company understands that Executive will no longer need office space as of the Retirement Date; however, the Company shall provide Executive with reasonable secretarial support from an employee of the Company during the Consulting Period. The Company intends that such support shall be provided by Executive’s current secretary for so long as she remains a Company employee.

(c)    Effective immediately prior to the Retirement Date, Executive shall be granted a unit with respect to 125,000 shares of the Company’s common stock (the “New Equity Grant”), with each unit representing the right to receive (i) one share of Company common stock and (ii) the Fair Market Value on the vesting date of one share of Company common stock. The New Equity Grant shall be evidenced by a separate award agreement and, except as set forth herein, shall be subject to the Company’s standard terms and conditions. If Executive successfully implements a succession and transition plan by May 2010, performs effective consulting services throughout the Consulting Period and complies in all material respects with this Agreement, in each case as determined by the Board, then the New Equity Grant will vest during the Consulting Period in the following installments: 4,167 units on the last day of each month, starting June 30, 2010 through May 31, 2012; 3,570 units on the last day of each month, starting June 30, 2012 and ending on November 30, 2012; and 3,572 Units on December 31, 2012; provided that vested shares and cash payments, as applicable, will be delivered only on December 31 (or, if such date is not a business day, the immediately preceding business day) of each year. Any unvested portion of the New Equity Grant will be forfeited prior to the end of the Consulting Period in the event of (i) a Change in Control, as defined below, in which the acquiror does not assume this Agreement, (ii) Executive’s death or Disability (as defined below) or (iii) termination by the Company of the Consulting Period pursuant to Section 5(e) hereof as a result of Executive’s material breach of this Agreement.

5.    Consulting Agreement.

(a)    From the Retirement Date through the earlier of (i) December 31, 2012, (ii) the Company’s termination of the Consulting Period (subject to clause (e) below) or (iii) Executive’s death or Disability (such applicable period, the “Consulting Period”), Executive will provide consulting and advisory services from time to time as may be reasonably requested by the Company’s Chief Executive Officer (with the prior approval of the Company’s non-executive Chairman of the Board; provided that Executive shall be entitled to rely on the Chief Executive Officer’s authority with respect to any such request). Such services may consist of any matters of concern to the Chief Executive Officer, provided that the Company will take into consideration Executive’s other business and personal commitments that may arise during the Consulting Period. Such matters are expected to include, without limitation,

•	Participation in the ongoing review of the store real estate strategy;

•	Assistance in negotiations with major real estate lessors, such as Simon, General Growth and Westfield;

•	Consulting on seasonal assortments, store design and seasonal layouts;

•	Commenting on the monthly financial performance;

•	Assistance in the outreach to selected major shareholders;

•	Upon request, participating in the mentoring of the executive team;

•	As Chairman Emeritus, serving as a cultural symbol within Williams-Sonoma and the vendor community; and

•	Advice and guidance to the Company’s non-executive Chairman.

Executive will perform such consulting services in a commercially reasonable matter.

(b)    During the Consulting Period, Executive shall not be an employee of the Company and shall not be entitled to receive any fringes, perquisites or benefits from the Company except as expressly provided otherwise in this Agreement.

(c)    During the Consulting Period, the Company shall pay or reimburse Executive for reasonable out-of-pocket expenses incurred in connection with Executive’s performance of the Consulting Services, upon presentation of written documentation thereof in accordance with Company expense reimbursement policies.

(d)    During the Consulting Period, Executive agrees not to engage in, or carry on, directly or through any representative or affiliate, either for itself or as a member of a partnership or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate, adviser or consultant to or of any person, partnership, corporation or other entity, any business that is competitive with a business that the Company is engaged in, or to the knowledge of Executive contemplates being engaged in, as of the Retirement Date; provided that nothing in this provision shall restrict Executive from Executive’s passive ownership of up to 2% of a publicly traded stock in one or more public companies engaged in a competing business. For the avoidance of doubt, any breach of this clause (d) shall constitute a material breach of this Agreement.

(e)    In the event of Executive’s material breach of this Agreement, the Company may terminate the Consulting Period if Executive has not cured such breach within 15 days after the Company provides written notice to Executive of such breach, and upon such termination, the Company shall have no further obligations hereunder and any unvested portion of the New Equity Grant shall be cancelled immediately.

(f)    In the event the Company terminates the Consulting Period prior to December 31, 2012 (other than as a result of a material breach by Executive of this Agreement, Executive’s death or Disability or a Change in Control where this Agreement is not assumed by an acquiror), the Company shall continue to pay any amounts due under Section 4 (and recognize any applicable continued vesting of the New Equity Grant) through December 31, 2012.

6.    Covenants by Executive.

(a)    Executive agrees that he will not seek or accept a nomination to the Board following Executive’s resignation from the Board on the Retirement Date.

(b)    During the Consulting Period, Executive agrees to continue to be bound by the Company’s Corporate Code of Conduct as currently in effect. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Company’s Corporate Code of Conduct, the terms of this Agreement shall control.

(c)    During the Consulting Period, Executive will not, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of the Company or its affiliates to terminate employment or any other relationship with the Company or its applicable affiliate.

(d)    Executive agrees not to disclose any Confidential Information gained during or as a result of his employment by or service to the Company. “Confidential Information” means any information that is, or should reasonably be understood to be, confidential or proprietary to the Company, including, but not limited to all information, whether in written, oral, electronic, magnetic, photographic or any other form, that relates to the Company’s: past, present and future businesses, products, product specifications, designs, drawings, concepts, samples, intellectual property, inventions, know-how, sources, costs, pricing, technologies, customers, vendors, other business relationships, business ideas and methods, distribution methods, inventories, manufacturing processes, computer programs and systems, employees, employee salary information, hiring practices, operations, marketing strategies and other technical, business and financial information. Confidential Information also includes the identity, capabilities and capacity of vendors and of former vendors or others that were considered but rejected. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) has entered the public domain without Executive’s breach of any obligation owed to the Company; (ii) is “generally known” as contained in California Civil Code Section 3426; or (iii) is rightfully received by Executive from a third party without confidentiality restrictions.

(e)    During the Consulting Period, Executive agrees to refrain from any disparaging or negative statements or comments about the Company and its employees, officers, and directors, including, without limitation, the business, products, intellectual property, financial standing, or employment/compensation/benefit practices of the Company, and the Company agrees to refrain from any disparaging or negative statements or comments about Executive; provided that the foregoing shall not be construed to prevent either party from testifying truthfully before any court, tribunal or other legal proceeding. Executive understands that the Company’s non-disparagement obligations under this section extend only to the Company’s Board of Directors and officers that report directly to the CEO and only for so long as each individual is an employee or director of the Company.

(f)    Executive agrees, upon one or more requests from the Company, to deliver to it all documents and materials, of whatever nature, relating to the Company, its products and/or its services, including reports, files, memoranda, records, software, credit cards, door and file keys, computers, computer access codes, disks and instructional manuals and other physical or personal property which Executive received, prepared or helped prepare in connection with Executive’s employment with the Company. Executive further agrees that he will not keep any copies or excerpts of any of the above items, other than personal items of continuing utility to Executive.

(g)    Notwithstanding any other provision of this Agreement, in the event of a breach or threatened breach by Executive of any provision of this Section, Executive and the Company agree that the Company shall be entitled to injunctive and declaratory relief from a court of competent jurisdiction to restrain Executive from committing such breach of this Agreement.

7.    Defined Terms.

(a)    For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following:

(i)    any “Person” or “Group”, as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder, becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or such entity; or

(ii)   the consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than the Company; provided that no transaction shall constitute a “Change in Control” under this subparagraph (ii) if the Persons who were the shareholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, hold fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (ii) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (ii), in substantially the same proportions in which such Beneficial Owners held voting stock in the Company immediately before such Transaction;

provided that in any case such Change in Control constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A (as defined below).

(b)    “Disability” is defined as any one or more of the following: (i) Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months; or (ii) Executive has been determined to be totally disabled by the Social Security Administration.

8.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and permitted assigns. This Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

9.    Mediation and Arbitration. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be referred to mediation, with a mediator, jointly selected by the parties, and with the cost of such mediation evenly split between the parties. Should the mediator thereafter declare that the mediation has failed despite the good faith efforts of the parties, all remaining controversies, disputes or claims shall be settled exclusively by arbitration, before a single arbitrator, in the County of San Francisco, in accordance with the Commercial Rules of Judicial Arbitration and Mediation Services.

10.   Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, at, in the case of the Company, the address first given above and, in the case of Executive, his principal residence address as shown in the records of the Company. Notices to the Company shall be addressed to the General Counsel. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.

11.   Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contacts to be performed therein.

12.   Tax Withholding. The Company shall withhold from any payments made to Executive under this Agreement (including without limitation any benefits or payments under Sections 2, 3, 4 and 5 hereof) any amounts determined by the Company to be required to be withheld by applicable federal, state or local tax law.

13.   Miscellaneous.

(a)    The Company shall pay Executive’s reasonable attorney’s fees in connection with the negotiation of this Agreement, in an amount not to exceed $25,000.

(b)    Executive acknowledges that he has received, or had the opportunity to receive, independent legal advice from legal counsel of his choice prior to executing this Agreement and that he has not relied on any representations or statements made by the Company that are not specifically set forth in this Agreement.

(c)    This Agreement represents the entire understanding of the parties hereto with respect to the matters set forth herein and supersedes any prior understandings or agreements between the parties with respect thereto. The terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Notwithstanding the foregoing, and except as expressly provided in this Agreement, nothing herein modifies the Aircraft Lease Agreement, the Pre-2005 Executive Deferral Plan, the Indemnification Agreement between Executive and the Company, or any agreement with any affiliate of Executive related to the Company’s Memphis-based distribution facilities.

(d)    No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by Executive or, on behalf of the Company, by the Company’s Chief Executive Officer (except that before the Retirement Date, such waiver must be signed by another authorized officer of the Company determined by the Board), as the case may be.

(e)    Nothing in this Agreement shall be construed as prohibiting the Company from, pursuing any other, remedy or remedies not specified herein, including, without limitation, the recovery of damages.

(f)    Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefits payable under this Agreement following his death by giving the Company written notice thereof in accordance with applicable Company policies. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

14.    Section 409A.

(a)    Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”). The parties acknowledge that they believe that

Executive will have such a “separation from service” on the Retirement Date. Any benefits payable pursuant to this Agreement following a “separation from service” that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six-month period following Executive’s “separation from service” will accrue during such six-month period and will instead become payable in a lump sum payment on the date six-months and one day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything herein to the contrary, if Executive dies following his “separation from service” but prior to the six-month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b)    To the extent that any payments or benefits hereunder which provide for reimbursements of expenses, in-kind benefits or legal fees would be considered deferred compensation under Section 409A, such payments shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred, and the amount of reimbursable expenses or in-kind benefits available during a calendar year may not affect the amount of reimbursable expenses or in-kind benefits available in any other calendar year.

(c)    It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

WILLIAMS-SONOMA, INC.

By:	/s/ Adrian D.P. Bellamy
Name: Adrian D.P. Bellamy
Title: Lead Independent Director

EXECUTIVE

/s/ W. Howard Lester
W. Howard Lester

EXHIBIT A

Mutual Release of Claims

This Mutual Release of Claims (this “Release”) is entered into in connection with the Retirement and Consulting Agreement dated January 25, 2010 (the “Agreement”) between Howard Lester (“Executive”) and Williams-Sonoma, Inc. (the “Company”).

1.        Except for claims arising out of the promises contained in the Agreement, any and all Claims (as defined below), which Executive may have against WSI (as defined below) and which WSI may have against Executive arising out of Executive’s employment with WSI or the termination of that employment, are fully and completely settled, and all liability or potential liability arising out of any such Claim is hereby released. “Claims,” as used in this Release, shall include but not be limited to those based upon or arising out of any alleged violation of Executive’s civil rights, wrongful discharge, breach of contract, tort, common law, statutory and constitutional claims, or any state, local or federal statute (including, but not limited to, the California Fair Employment and Housing Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code, except as prohibited by law) and any other law prohibiting race, sex, sexual orientation, age, national origin, religion, disability, or discrimination or harassment. “WSI,” as used in this Release, shall include, in addition to the Company, any predecessor, successor, parent, subsidiary or affiliate of Williams-Sonoma, Inc. or any officer, director, employee, shareholder or affiliate of it, including any attorneys, advisors, or authorized agents thereof.

2.        Each party acknowledges that it is its intention to fully and finally resolve and release the other party for any and all Claims, known or unknown, which may exist against the other party and recognizes that it may later discover facts in addition to or different from those which it now knows or believes to be true. In furtherance of this intention, each of Executive and the Company agrees to waive and relinquish any and all rights and benefits afforded by Section 1542 of the Civil Code of the State of California which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding the foregoing, WSI does not release Executive from any unknown Claims relating to any intentional misconduct constituting fraud, misappropriation of trade secrets, embezzlement or other intentionally unlawful conduct.

3.        In addition to the release set forth above, Executive voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act (the “ADEA”). This waiver is given only in exchange for consideration set forth in the Agreement that is in addition to anything of value to which Executive is entitled. This waiver does not waive rights or claims that may arise under the ADEA after the date of execution of this Release. Executive acknowledges that:

(a) this Release is written in a manner calculated to be understood by Executive,

(b) Executive has been advised in writing to consult with an attorney before executing this Release,

(c) Executive is being given a period of 21 days within which to consider this Release, and

(d) to the extent Executive executes this Release before the expiration of the 21-day period, Executive does so knowingly and voluntarily.

Executive will have the right to cancel and revoke this Release during a period of 7 days following his execution of it. In order to cancel and revoke this Release, Executive must deliver to WSI, prior to the expiration of the 7-day period, a written notice of cancellation and revocation. Notwithstanding anything to the contrary in this Release, any rights to indemnification for third-party claims to which Executive is entitled in his capacity as an officer or director of WSI shall be unaffected by this Release.

4.        Executive understands and agrees that to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against WSI at any time in the future, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the claims that Executive has waived by virtue of executing this Release. Executive agrees not to file or pursue any such legal claims.

(Executive’s Signature)

Dated:

EXHIBIT B

Outstanding Equity Awards (as of January 25, 2010)

Type of Award	# Outstanding	Grant Date	# Unvested	Grant Price	Maximum Expiration Date
Stock Option	300,000	3/7/00	0	$9.4688	3/7/10
Stock Option	100,000	4/25/00	0	$15.00	4/25/10
Stock Option	100,000	3/27/01	0	$13.66	3/27/11
Stock Option	12,500	6/30/04	0	$32.39	6/30/14
Stock Option	12,500	5/27/05	2,500	$38.84	5/27/15
SAR	400,000	1/12/07	0	$34.64	1/12/16
SAR	425,000	11/7/08	318,750	$8.56	11/7/18
RSU	35,195	10/28/08	35,195	$0	n/a
RSU (the “LTP Grant”)	249,501	1/25/10	249,501	$0	n/a